Exhibit 99.5

Frequently Asked Questions – Clients, Partners and Other

Headline – Oracle to Buy Cerner

On Date December 20, 2021, Oracle and Cerner jointly announced that they have entered into a definitive agreement for Oracle to acquire Cerner, a leading provider of digital information systems used within hospitals and health systems to enable medical professionals to deliver better healthcare to individual patients and communities. The proposed transaction is expected to close in 2022, pending certain regulatory approval and satisfying other closing conditions, including Cerner stockholders tendering a majority of Cerner’s outstanding shares in the tender offer. Until the transaction closes, Oracle and Cerner will continue to operate independently.

Oracle provides industry solutions that run the core operations for customers in the world’s largest industry verticals. Industries covered today include Financial Services, Telecom, Utilities, Pharmaceuticals, Hospitality, Retail, Food & Beverage, Construction & Engineering, Manufacturing and Government. Medical Care is the next logical step. Oracle brings best in class cloud infrastructure to drive digital modernization, substantially lowering the total cost of IT in these critical industry sectors. We believe joining Oracle will provide an unprecedented opportunity to accelerate our work modernizing electronic health records, improve the caregiver experience and enable more connected, high-quality and efficient patient care.

For more information, please visit www.Cerner.com.

Overview and Strategy

What is the rationale for this acquisition?

The acquisition is an expansion for Oracle into the Medical Care industry. Oracle and Cerner together will help accelerate the transformation of the healthcare industry with modern technologies that deliver better patient outcomes at a lower cost. This is a great opportunity for our clients, associates and the industry.

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Today we announced that Cerner has entered into a definitive agreement with Oracle under which Oracle will acquire Cerner. Oracle is the world’s leading provider of industry-based software to power companies and organizations. Upon closing of the transaction, Oracle intends to organize Cerner as a dedicated Industry Business Unit of Oracle.

•	It is expected that Oracle and Cerner together will help accelerate the transformation of the healthcare industry with modern technologies to deliver better patient outcomes and lower costs.

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With Oracle’s best-in-class cloud capabilities and global reach, Cerner expects to be able to expand our investment in electronic health records (EHRs) technology, improve the caregiver experience and develop information platforms that will enable more connected, high quality and efficient care – helping to ensure the right data is available at the right place and right time while reducing complexity and cost.

How will the proposed acquisition impact the Cerner product roadmap?

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Oracle is committed to protecting and enhancing customer investments in Cerner® solutions. After the close of the transaction, Oracle plans to accelerate the pace of innovation in Cerner functionality and capabilities.

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Cerner and Oracle have the potential to realize the true power of the EHR and create an efficient, truly open exchange of health information with the stability and trustworthiness of Oracle’s global operational infrastructure.

Business Continuity

Can I still purchase Cerner products and services?

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Yes. It remains business as usual. As Cerner takes this important step to accelerate our vision, caregivers and clients can expect the reliable solutions and service that have defined Cerner for decades to continue.

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Cerner products and services continue to be available and support for clients continue. Please contact your existing Cerner client representative to assist you or visit www.Cerner.com for contact information.

Should Cerner customers continue to call Cerner customer support?

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Cerner customers will continue to use existing Cerner contacts for support, professional services and sales to address immediate and ongoing needs. We will communicate any changes and transitions occurring after the close of the transaction, well in advance.

Will Oracle continue to support Cerner’s clients and partners?

•	Yes. Oracle values the extensive Cerner client and partner community. Clients and partners should continue to use existing Cerner contacts to address immediate and ongoing needs.

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Right now, it remains business as usual until the transaction closes, which is expected in 2022. As we accelerate our vision, our partners can expect the reliable solutions and service that have defined Cerner for decades to continue.

•	As we plan for integration, we will communicate any changes with you in a timely manner.

Will training on Cerner products and services continue?

•	Yes. We want to ensure Cerner products and services provide the best possible value for our customers, and we know excellent training is critical to reach that goal.

Where can I find out more information about the proposed Oracle and Cerner acquisition?

•	For more information, please visit www.Cerner.com

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Oracle and Cerner, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of Cerner, anticipated customer benefits and general business outlook. When used in this document, the words “can”, “will”, “expect”, “opportunity”, “promises”, “goal” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle or Cerner, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibilities that the transaction will not close or that the closing may be delayed, that the anticipated synergies may not be achieved after closing, and that the combined operations may not be successfully integrated in a timely manner, if at all; general economic conditions in regions in which either company does business; the impact of the COVID-19 pandemic on how Oracle, Cerner and their respective customers are operating their businesses and the duration and extent to which the pandemic will impact Oracle’s or Cerner’s future results of operations; and the possibility that Oracle or Cerner may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or Cerner.

In addition, please refer to the documents that Oracle and Cerner, respectively, file with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and Cerner’s respective operational and other results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Except as required by law, neither Oracle nor Cerner is under any duty to update any of the information in this document.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, Oracle will commence a tender offer for the outstanding shares of Cerner. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Cerner, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO, and Cerner will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of Cerner common stock are urged to read these documents carefully when they become available (as each may be amended or supplemented from time to time) because they will contain important information that holders of shares of Cerner common stock should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Cerner at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Oracle and Cerner file annual, quarterly and special reports and other information with the SEC, which are available at the website maintained by the SEC at http://www.sec.gov.

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